Calculation of Filing Fee Tables
S-3
Transcode Therapeutics, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001	457(a)	15,955,543	$ 8.43	$ 134,505,227.49	0.0001381	$ 18,575.17
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 134,505,227.49		$ 18,575.17
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 18,575.17
Offering Note
[1]	(1) Represents securities that may be offered and sold from time-to-time in one or more offerings by the selling stockholders. (2) Represents an aggregate of (i) 83,285 shares of Common Stock issued to DEFJ pursuant to the Purchase Agreement, (ii) 11,529,568 shares of Common Stock issuable to DEFJ upon the conversion of 1,152.9568 shares of Series A Preferred Stock that were issued pursuant to the Purchase Agreement, (iii) 298,894 shares of Common Stock issuable holders of Series A Preferred upon the conversion of 29.8895 shares of Series A Preferred Stock issued as a one-time payment-in-kind dividend pursuant to the Certificate of Designation, (iv) 592,255 shares of Common Stock issuable by us to Tungsten upon the conversion of 59.2255 Shares of Series A Preferred Stock as partial compensation for services rendered by Tungsten in connection with the transactions contemplated by the Purchase Agreement and the Investment Agreement, (v) 2,237,337 shares of Common Stock issuable to DEFJ upon the conversion of 223.7337 shares of Series B Preferred Stock issued pursuant to the Investment Agreement, (vi) 1,136,364 shares of Common Stock issuable to Unleash upon the conversion of 1,136,364 shares of Series C Preferred Stock issued pursuant to the Licensing Agreement, and (vii) 77,840 shares of Common Stock issuable to Tungsten upon the conversion of 77,840 shares of Series C Preferred Stock issued as partial compensation for services rendered by Tungsten in connection with the transactions contemplated by the Licensing Agreement. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq Capital Market on April 24, 2026, which date is within five business days of the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date